As filed with the Securities and Exchange Commission on January 16, 2001

                                                Registration No.  333-45014


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-Effective Amendment No. 2
                                     to the
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     WESTSTAR FINANCIAL SERVICES CORPORATION
                 (Name of small business issuer in its charter)

    North Carolina                      6712                     56-2181423
(State or Jurisdiction           (Primary Standard             (IRS Employer
   of Organization)               Industrial Code)           Identification No.)

                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426
                                 (828) 252-1735
          (Address and telephone number of principal executive offices)

                         G. Gordon Greenwood, President
                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426
                                 (828) 252-1735
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Anthony Gaeta, Jr., Esq.
                               Erik Gerhard, Esq.
                             Gaeta & Glesener, P.A.
                        808 Salem Woods Drive, Suite 201
                                Raleigh, NC 27615
                              (919) 845-2558 Phone
                               (919) 518-2146 Fax

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS SUPPLEMENT
January 16, 2001

                     WESTSTAR FINANCIAL SERVICES CORPORATION
                                  Common Stock
                                 $8.00 Per Share

   62,500 Shares (minimum)                            486,800 Shares (maximum)

                               RECENT DEVELOPMENTS

This Prospectus Supplement dated January 16, 2001 describes material developments in the stock offering of Weststar Financial Services Corporation. It should be read in conjunction with the Prospectus dated November 13, 2000 to which this Supplement is made a part.

Extension of the  Offering:  The Board of  Directors,  by a resolution  effected
December 20, 2000, extended the Offering through February 28, 2001, or until subscription offers have been accepted and full payment received for the maximum amount of shares offered, whichever is earlier.

Reduction of the Offering Price: The Board of Directors, by a resolution effected December 20, 2000, reduced the price of the Offering from $9.50 to $8.00 per share.

Reduction in Minimum Number of Shares Offered: The Company was originally offering a minimum of 117,000 shares. The Board of Directors, by resolution effected December 20, 2000, reduced the minimum number of shares offered to 62,500 shares. The number of shares to be outstanding after the Offering will equal 695,798 shares if the minimum is sold.

Increase in Maximum Number of Shares Offered: The Company was originally offering a maximum of 410,000 shares. As a result of the reduction in the price per share, the Company is now offering a maximum of 486,800 shares. The number of shares to be outstanding after the Offering will equal 1,120,098 shares if the maximum is sold.

Right of Existing Subscribers: Any subscriber who submitted a completed Subscription Offer Form prior to January 16, 2001 will have the right to one of the following. All subscribers will be sent this Prospectus Supplement with detailed written instructions to permit them to make one of the following choices:

     1. Recision of the entire subscription and refund, with interest, of the entire amount of funds subscribed; or

     2. Purchase of the whole number of shares resulting by dividing the new purchase price of $8.00 per share into the subscriber's total cash subscription. A refund, with interest, of any resulting amount less than $8.00 will be made in cash; or

     3. The purchase of the number of shares originally subscribed at a price of $8.00 per share with a refund, with interest, of the excess of funds previously submitted.

                            Wachovia Securities, Inc.
                            BB&T Building, Suite 1201
                              One West Pack Square
                      Asheville, North Carolina 28801-3464
                                 (800) 929-0973
                                 (828) 252-5252

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

                               Market Information

Weststar's common stock is currently being traded on the Nasdaq OTC Bulletin Board under the symbol "WFSC." The prices reflected below are for Weststar since April 28, 2000, the date of its organization. For dates prior thereto, the prices reflect the shares of common stock of The Bank of Asheville. The following table gives the high and low sales prices for the calendar quarters indicated:

                                        Sale Price
                                    High           Low
                                    ----           ---

1998
----
First Quarter                      $   n/a     $    n/a
Second Quarter                        11.50       11.00
Third Quarter                         14.50       12.00
Fourth Quarter                        12.00       10.0625

1999
----
First Quarter                      $  11.00     $   9.50
Second Quarter                        10.50         9.50
Third Quarter                         11.00         9.00
Fourth Quarter                        10.50         6.375

2000
----
First Quarter                      $   9.50     $   7.00
Second Quarter                         9.375        7.00
Third Quarter                          9.00         5.375
Fourth Quarter                         9.00         5.125

2001
----
First Quarter                      $   8.50     $   6.50
(thru January 16, 2001)

The over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of Weststar provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of Weststar, or at the request of Weststar serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of Weststar. Accordingly, Weststar may indemnify its directors, officers or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. Weststar has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify Weststar and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. Weststar may also purchase such a policy.

As permitted by North Carolina law, Article 5 of Weststar's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Weststar or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Weststar, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Weststar).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee                                          $    920
NASD Fee                                                     4,600
Sales Agent Commission (1)                                  50,000
Printing and Engraving Expenses (1)                          8,000
Legal Fees and Expenses                                     50,000
Accounting Fees and Expenses (1)                            15,000
Blue Sky Fees and Expenses (1)                               1,500
Miscellaneous                                                2,500
                                                          --------
     Total                                                $132,520


         (1)      Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Weststar has sold no unregistered securities since it was chartered on February 8, 2000.

ITEM 27. INDEX TO EXHIBITS.

The following exhibits are filed with this Registration Statement:

    Exhibit
    Number       Description
    -------      -----------
      1.1        Sales Agency Agreement (previously filed)
      1.2        Escrow Agreement (previously filed)
      3.1        Articles of Incorporation of Weststar Financial Services
                  Corporation *
      3.2        Bylaws of Weststar Financial Services Corporation *
       4         Specimen Common Stock Certificate *
       5         Opinion of Gaeta & Glesener, P.A. regarding the legality of the securities being registered (previously filed)
     10.1        Employment Agreement of G. Gordon Greenwood dated
                  February 9, 2000*
     10.2        Employment Agreement of Randall C. Hall dated March 20, 1998*
     10.3        401(k) Savings Plan of The Bank of Asheville *
      21         Subsidiaries of Weststar Financial Services Corporation
                  (previously filed)
     23.1        Consent of Deloitte & Touche LLP (previously filed)
     23.2        Consent of Gaeta & Glesener, P.A. (contained in Exhibit 5)
      24         Power of Attorney (previously filed)
      27         Financial Data Schedule (previously filed)
      99         Letter to Subscriber (filed herewith)

* Incorporated by reference to the Registration Statement of Weststar Financial Services Corporation on Form S-4, Registration No. 333-30200 as filed with the Securities and Exchange Commission on February 11, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheville, State of North Carolina, on January 16, 2001.

                                    WESTSTAR FINANCIAL SERVICES CORPORATION


                                    By:   /s/ G. Gordon Greenwood
                                       ----------------------------------------
                                          G. Gordon Greenwood
                                          President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 16, 2001 by the following persons in the capacities indicated.

/s/ G. Gordon Greenwood
-------------------------------------
G. Gordon Greenwood
President and Chief Executive Officer

/s/ Randall C. Hall
------------------------
Randall C. Hall
Executive Vice President

/s/ William E. Anderson*
------------------------
William E. Anderson
Director

/s/ Max O. Cogburn, Sr.*
------------------------
Max O. Cogburn, Sr.
Director

/s/ M. David Cogburn, Jr., M.D.*
--------------------------------
M. David Cogburn, Jr., M.D.
Director

/s/ Darryl J. Hart*
-------------------
Darryl J. Hart
Director

/s/ Carol L. King*
------------------
Carol L. King
Director

/s/ Stephen L. Pignatiello*
---------------------------
Stephen L. Pignatiello
Director

/s/ Kent W. Salisbury, M.D.*
----------------------------
Kent W. Salisbury, M.D.
Director

/s/ Laura A. Webb*
------------------
Laura A. Webb
Director

/s/ David N. Wilcox*
--------------------
David N. Wilcox
Director

*        /s/ G. Gordon Greenwood
         -----------------------
         By G. Gordon Greenwood
         Attorney-in-Fact